Exhibit 3.1.100

OUTBACK SPORTS, LLC

CERTIFICATE OF FORMATION

THE UNDERSIGNED, being of legal age and competent to contract, for the purpose of organizing a limited liability company (the “Company”) pursuant to the laws of the State of Delaware, does hereby adopt the following Certificate of Formation, and does hereby agree and certify as follows:

ARTICLE I

NAME

The name of the Company is: Outback Sports, LLC”

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the registered office in the State of Delaware is 1013 Centre Road, Wilmington, County of New Castle, Delaware 19805. The name of the registered agent at such address is Corporation Service Company.

ARTICLE III

DISSOLUTION

The latest date upon which the Company shall dissolve is December 31, 2038.

IN WITNESS WHEREOF, the undersigned being an authorized person, for the purpose of forming a limited liability company under and pursuant to the laws of the State of Delaware, hereby makes and files this Certificate of Formation declaring and certifying that the facts stated herein are true, and I have accordingly hereunto set my hand and seal.

DATED at Tampa, Hillsborough County, Florida, this 6th day of February, 1998.

/s/ Joseph J. Kadow
JOSEPH J. KADOW

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